Exhibit 4.04

                                 FX ENERGY, INC.


              DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES OF
                     2003 SERIES CONVERTIBLE PREFERRED STOCK


         Pursuant to the provisions of Nevada Revised Statutes, Section 78.195, et seq, the undersigned corporation, FX Energy, Inc. (the "Corporation"), hereby adopts the following Designation of Rights, Privileges, and Preferences of 2003 Series Convertible Preferred Stock (the "Designation"):

         FIRST:  The name of the Corporation is FX Energy, Inc.

         SECOND: The following resolution establishing a series of preferred stock designated as the "2003 Series Convertible Preferred Stock" consisting of 2,250,000 shares, par value $0.001, was duly adopted by the board of directors of the Corporation on February 26, 2003, in accordance with the articles of incorporation of the Corporation and the corporation laws of the state of
Nevada:

         RESOLVED, there is hereby created a series of preferred stock of the Corporation to be designated as the "2003 Series Convertible Preferred Stock" consisting of 2,250,000 shares, par value $0.001 (referred to herein as the "Preferred Stock"), with the following powers, preferences, rights, qualifications, limitations, and restrictions:

         1. Liquidation.

                  1.01 In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus, or earnings, an amount per share in cash equal to the original issuance price per share, subject to the priority distribution required respecting any issued and outstanding shares of any series of Preferred Stock authorized prior to the date hereof. No distribution shall be made on any common stock or other subsequent series of preferred stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection 1.01.

                  1.02 If on any liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to holders of Preferred Stock and any other stock ranking as to any such distribution on a parity with the Preferred Stock shall be insufficient to pay the holders of outstanding Preferred Stock or such other stock the full amounts to which they otherwise would be entitled under subsection 1.01, the assets of the Corporation available for distribution to holders of Preferred Stock or such other stock shall be distributed to them pro rata on the basis of the full respective preferential amounts to which they are entitled.

         2. Conversion.

                  2.01 Each share of Preferred Stock is convertible into one share of common stock and one warrant to purchase one share of common stock at the times, in the manner, and subject to the conditions provided in this section 2.

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                  2.02 Each share of Preferred Stock shall be converted
         automatically upon the effectiveness of a registration statement registering the resale of the common stock to be issued upon the conversion of the Preferred Stock and the common stock to be issued upon the exercise of the warrant under the Securities Act of 1933, as amended, or at any time following a merger or consolidation of the Corporation with or into an unaffiliated entity or the sale of all or substantially all of the assets of the Corporation to an unaffiliated third party, at the election of the holder on the presentation and surrender at the principal office of the Corporation, of the certificate representing the shares of Preferred Stock, duly endorsed, with written instructions specifying the number of shares of Preferred Stock to be converted and the name and address of the person to whom certificate(s) representing the common stock issuable on conversion are to be issued.

                  2.03 Each share of Preferred Stock shall be convertible into one share of common stock (a "Conversion Rate") and one warrant to purchase one share of common stock at $3.60 per share (the "Warrant Exercise Price"), exercisable at any time on or after midnight, March 1, 2004, and on or before 5:00 p.m., March 1, 2008, Salt Lake City, Utah time, all as more particularly set forth in the form of warrant attached hereto as Appendix A and incorporated herein by this reference ("Warrant"). The date of conversion (the "Conversion Date") shall be the date of receipt by the Corporation of the stock certificate(s) representing the shares of Preferred Stock being converted with the conversion certificate thereon duly executed. The Corporation shall, within five business days after the Conversion Date, deliver or cause to be delivered by overnight courier a stock certificate representing the number of shares of common stock and, if applicable, a Warrant into which shares of Preferred Stock were converted in accordance herewith together with a certificate representing the remaining number of shares of Preferred Stock not being converted thereby, if any. The Conversion Rate and Warrant Exercise Price shall be subject to adjustment pursuant to subsection 2.04.

                  2.04 In order to prevent dilution of the rights granted hereunder, the Conversion Rate and the Warrant Exercise Price shall be subject to adjustment from time to time in accordance with this subsection 2.04.

                           (a) In the event the Corporation shall declare a
                  stock dividend or make any other distribution on any capital stock of the Corporation payable in common stock, options to purchase common stock, or securities convertible into common stock, or the Corporation shall at any time subdivide (other than by means of a dividend payable in common stock) its outstanding shares of common stock into a greater number of shares or combine such outstanding stock into a smaller number of shares, then in each such event, the Conversion Rate and Warrant Exercise Price in effect immediately prior to such combination shall be adjusted so that the holders of the Preferred Stock shall be entitled to receive the kind and number of shares of common stock or other securities of the Corporation that they would have owned or have been entitled to receive, after the happening of any of the events described above, had such shares of Preferred Stock been converted or Warrant exercised immediately prior to the happening of such event or any record date with respect thereto; an adjustment made pursuant to this subsection (a) shall become effective immediately after the effective date of such event retroactive to the record date for such event.

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                           (b) If any capital reorganization or reclassification
                  of the capital stock of the Corporation, consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of common stock shall be entitled to receive stock, securities, or assets with respect to or in exchange for common stock, then, as a condition of such reorganization, reclassification, consolidation, merger, or sale, lawful adequate provisions shall be made whereby the holders of the Preferred Stock shall thereafter have the right to acquire and receive on conversion of the Preferred Stock or Exercise of a Warrant such shares of stock, securities, or assets as would have been issuable or payable (as part of the reorganization, reclassification, consolidation, merger, or sale) with respect to or in exchange for such number of outstanding shares of common stock as would have been received on conversion of the Preferred Stock immediately before such reorganization, reclassification, consolidation, merger, or sale. In any such case, appropriate provision shall be made with respect to the rights and interests of the holders of the Preferred Stock to the end that the provisions hereof (including provisions for adjustments of the Conversion Rate and Warrant Exercise Price and for the number of shares issuable on conversion of the Preferred Stock or exercise of a Warrant) shall thereafter be applicable in relation to any shares of stock, securities, or assets thereafter deliverable on the conversion of the Preferred Stock or exercise of a Warrant. In the event of a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of its assets as a result of which a number of shares of common stock of the surviving or purchasing corporation greater or lesser than the number of shares of common stock outstanding immediately prior to such merger, consolidation, or purchase are issuable to holders of common stock, then the Conversion Rate and Warrant Exercise Price in effect immediately prior to such merger, consolidation, or purchase shall be adjusted in the same manner as though there was a subdivision or combination of the outstanding shares of common stock. The Corporation will not effect any such consolidation, merger, or sale unless, prior to the consummation thereof, the successor corporation resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument mailed or delivered to the holders of the Preferred Stock, at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire on conversion of Preferred Stock.

                           (c) No adjustment shall be made in the Conversion
                  Rate and Warrant Exercise Price of the number of shares of common stock issuable on conversion of Preferred Stock or exercise of a Warrant solely as a result of:

                                    (i) the offer and sale of any shares of
                           Preferred Stock, common stock, or other securities convertible or exercisable into shares of common stock;

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                                    (ii) the issuance of any common stock,
                           securities, or assets on conversion or redemption of shares of Preferred Stock;

                                    (iii) the issuance of any shares of common
                           stock, securities, or assets on account of the antidilution provisions set forth in this subsection 2.04, other than as heretofore provided in this subsection 2.04;

                                    (iv) the purchase or other acquisition by
                           the Corporation of any capital stock, evidence of its indebtedness, or other securities of the Corporation; or

                                    (v) the sale or exchange by the Corporation
                           for cash or other property of any common stock, evidence of its indebtedness, or other securities of the Corporation, including securities containing the right to subscribe for or purchase common stock or Preferred Stock of the Corporation.

                  2.05 The Corporation covenants and agrees that:

                           (a) The shares of common stock, securities, or assets
                  issuable on any conversion of any shares of Preferred Stock or exercise of a Warrant shall have been deemed to have been issued to the person on the Conversion Date, and on the Conversion Date such person shall be deemed for all purposes to have become the record holder of such common stock, securities, or assets.

                           (b) All shares of common stock or other securities
                  that may be issued on any conversion of the Preferred Stock will, on issuance, be fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. Without limiting the generality of the foregoing, the Corporation will from time to time take all such action as may be requisite to assure that the par value of the unissued common stock or other securities acquirable on any conversion of the Preferred Stock is at all times sufficient to render the common stock issued upon conversion as fully paid and nonassessable.

                           (c) The issuance of certificates for common stock or
                  other securities on conversion of the Preferred Stock shall be made without charge to the registered holder thereof for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with the conversion of the Preferred Stock and the related issuance of common stock or other securities.

                           (d) The number of shares of common stock issuable
                  upon conversion of the Preferred Stock hereunder shall at all times and under all circumstances be fully and validly reserved from the Corporation's authorized and unissued shares of common stock for issuance therefor.

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         3. Voting Rights. The Preferred Stock shall not be voted on any matter submitted to the stockholders for consideration, except to the extent that the consent of the holders of the Preferred Stock, voting as a class, is specifically required by the provisions of the corporation laws of the state of Nevada, as now existing or as hereafter amended. Notwithstanding the foregoing, the holders of the Preferred Stock shall vote as a separate class on any resolution proposed for adoption by the stockholders of the Corporation that seeks to (a) authorize, create, or issue, or increase the authorized or issued amount, of any class or series of stock ranking senior to the Preferred Stock with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation, or winding up of the Corporation or that may be convertible into any class of shares ranking senior to the Preferred Stock as regards to participation in dividends or the distribution of assets on dissolution, liquidation, or winding up; or (b) amend, alter, or repeal the provisions of the Corporation's articles of incorporation or this Designation, so as to adversely affect any right, preference, privilege, or voting power of the Preferred Stock or the holders thereof. In addition, without the approval of holders of at least a majority of the issued and outstanding shares of Preferred Stock, the Corporation shall not become subject to any restriction on the Preferred Stock other than restrictions arising under the general corporation laws of the state of Nevada or existing under the articles of incorporation of the Corporation as in effect on the date of this Designation. When entitled to vote in accordance with the foregoing, each holder of Preferred Stock shall be entitled to such number of votes in respect of each share of such stock held by such holder that would be appurtenant to the common stock issuable upon conversion in respect of such stock.

         4. Additional Provisions

                  4.01 No change in the provisions of the Preferred Stock set forth in this Designation affecting any interests of the holders of any shares of Preferred Stock shall be binding or effective unless such change shall have been approved or consented to by the holders of a majority of the Preferred Stock in the manner provided in the corporation laws of the state of Nevada, as the same may be amended from time to time.

                  4.02 A share of Preferred Stock shall be transferable only on the books of the Corporation maintained at its principal office, on delivery thereof duly endorsed by the holder or by holder's duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof duly certified, shall be deposited and remain with the Corporation. In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the Corporation in its discretion. On any registration or transfer, the Corporation shall deliver a new certificate representing the share of Preferred Stock so transferred to the person entitled thereto.

                  4.03 The Corporation shall not be required to issue any fractional shares of common stock or any Warrant to purchase a fractional share on the conversion of any share of Preferred Stock. If any fraction of a share of common stock or Warrant to purchase a fractional share would, except for the provisions of this subsection 4.03, be issuable on the conversion of any share of Preferred Stock, the Corporation shall round the number of shares or Warrants to the nearest whole number of shares.

                  4.04 Any notice required or permitted to be given to the holders of the Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first class mail, postage prepaid, to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.

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         IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges, and Preferences of 2003 Convertible Preferred Stock of the Corporation has been executed this 14th day of March, 2003.

ATTEST:                                           FX ENERGY, INC.


By /s/ Scott J. Duncan                            By /s/ David N. Pierce
   ------------------------------                    ---------------------------
   Scott J. Duncan, Secretary                        David N. Pierce, President



STATE OF UTAH                       )
                                    :ss
COUNTY OF SALT LAKE                 )

         On March 14, 2003, before me, the undersigned, a notary public in and for the above county and state, personally appeared David N. Pierce and Scott J. Duncan, who being by me duly sworn, did state, each for themselves, that he, David N. Pierce, is the president, and that he, Scott J. Duncan, is the secretary, of FX Energy, Inc., a Nevada corporation, and that the foregoing Designation of Rights, Privileges, and Preferences of 2003 Series Convertible Preferred Stock of FX Energy, Inc. was signed on behalf of such corporation by authority of a resolution of its board of directors, and that the statements contained therein are true.

         WITNESS MY HAND AND OFFICIAL SEAL.


                                                              /s/
                                                        ------------------------
                                                        Notary Public